Highwater Ethanol, LLC

Volume 4, Issue 1 — Investor Update — July 2013

Highwater Ethanol Highlights...



Brian Kletscher

CEO and GM

Check for updates and future newsletters on our website: www.highwaterethanol.com

Contact Information:

24500 US HWY 14
PO Box 96
Lamberton, MN 56152

Phone: 507.752.6160
Toll Free: 888.667.3385
Fax: 507.752.6162

E-mail: info@highwaterethanol.com

From the desk of

Highwater Ethanol, LLC

CEO Brian Kletscher

Good day to everyone! As I write this for our Spring/Summer 2013 news letter we are nearing four years of operations. The ethanol/biofuels industry continues to be a very important part of the US energy solution providing nearly 10% of the nations transportation fuels. Even though we are at 10% there is room for additional ethanol and other biofuels in the transportation fuels. You as our investor owners need to start asking for E15, with you asking, this will start the discussion on E15 ethanol and biofuels becoming available. We have seen demand stabilize, part of the demand in the past was driven by less traveling because of the economy, with this showing signs of stabilizing we believe it should continue to stabilize the demand. Continued imports from Brazil and other foreign countries also have a direct affect on US produced ethanol.

The State of Minnesota is again on its way to becoming a leader in the biofuels industry. In May 2013 the State legislators passed and the Governor signed a new law to Expanded Biofuel type, raised the biofuel goal and passed a requirement for use of a diverse biofuels Task Force to attain these goals. The petroleum replacement goal was refined to the following: 2015 – 14 percent, 2017 – 18 percent, 2020 – 25 percent and 2025 – 30 percent. A special thank you to Highwater Ethanol Board for allowing me to be part of drafting the language and serving on the Task Force set up by the Minnesota Department of Ag Commissioner, David Fredrickson. Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles and higher blends if you have a flex fuel vehicle; we believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with MN Bio Fuels Association to promote ethanol use and we are working to move E15 forward in the State of Minnesota. Watch for the Minnesota Corn Growers, Minnesota BioFuels Association and Minnesota American Lung Association to work on promoting E15 and the possibility of grants becoming available to install ethanol blending equipment. We believe this potential use in higher blend rate goes well with the Federal Government thoughts on increase energy security, creating U.S. Jobs, reduce transportation costs to everyday Americans, and improving the environment by displacing gasoline with low- carbon ethanol. We encourage you to contact your Federal representatives to continue to voice your opinions on the renewable fuels industry, which will continue supplying this nation with a dependable source of renewable energy. If you are reading this, you are a believer in ethanol and bio fuels; do your part in using a higher blend of ethanol or biofuels today.

Highwater Ethanol's 2nd Quarter ended on April 30, 2013. During the two quarters starting November 1st, 2012 – April 30th, 2013 we ground approximately 9.982 million bu of corn while producing approximately 28.762 million gallons of denatured ethanol. We have also produced approximately 58,606 tons of DDGS and approximately 43,793 tons of Modified DGS. The production numbers are above our projection in gallons produced, and right on our projected numbers for tons of DDGs. What do the numbers look like from the efficiencies stand point; it breaks down like this.

Continued on Page 4

The Financial Insights with CFO, Luke Schneider



Welcome to summer!! As I am writing this, we are experiencing one of our first nice summer days. Much like with the weather, Highwater Ethanol and the rest of the ethanol industry has had to be patient while waiting for financial conditions to show signs of a brighter future ahead. We rode the wave of tough margins for over a year but just within this past quarter have seen these conditions improve.

Through all the ups and downs, Highwater Ethanol has remained committed to maintaining high ethanol yields and keeping costs down. This has allowed Highwater Ethanol to minimize or eliminate short term debt while also paying down the long term debt. We continue to monitor and analyze our operations looking for possible cost savers or revenue enhancers as markets change.

Highwater Ethanol just recently, on June 10th, filed its quarterly report for the period ending April 30. We posted a Net Income of $770,314 for the three month period. This was a welcomed improvement from previous quarters. We were fortunate to have a good crop in our area last fall which has allowed us to keep our corn basis at reasonable levels while also benefiting from the additional DDGS value due to feed shortages in certain areas of the United States. Current grind margins would indicate that we have reasons to be optimistic regarding a positive third quarter as well.

For those of you that I have not met yet, I should also take this time to introduce myself. I am Luke Schneider. My wife and I have three children and live in Slayton. During the summer, when not at work, you will likely find me out with my family golfing, playing baseball, biking or just "relaxing" at home. I joined the Highwater team, as Chief Financial Officer, back in December. I have enjoyed the ride of the ethanol industry over six years now and look forward to continuing that journey here at Highwater Ethanol.

Enjoy your summer!!

Sincerely,
Luke Schneider
CFO



Commodity Talk with Tom Streifel

I am often asked how the grind margins are doing. My usual answer is that they are always changing. In fact, statistics show that the average daily change over the past year has been approximately $.02 per gallon. This may not sound like much, but consider annual production at 57 million gallons per year for our plant, it becomes a sizeable daily change. So, how can it be that so many plants are dialed in to nearly a break even scenario over time? If you run the math on this industry, then the answer becomes more clear. The current built capacity has the ability to produce approximately 15 billion gallons. Annual U.S. gasoline demand is approximately 129 billion gallons. At the 10% mandated blend rate, annual demand for ethanol is 12.9 billion gallons. So, you can see that at least 85% of the plants need to run to meet the mandated blend rate, so as long as the mandate is in place margins can't get too ugly for too long. But conversely, margins cannot sustain profitable levels for too long either lest we run the risk of excessive production. This scenario exists whether corn is $4.00 or $7.00. The feature that could change this scenario is the demand for ethanol. A couple years ago, the US was able to export some of the surplus ethanol production so that helped margins for a short period. The change that is needed to assist ALL ethanol plants in sustaining profitability would be when the country takes the leap from 10% blend rate to a 15% inclusion rate.

Sincerely,
Tom Streifel

Redrock Central School visits the plant!

On May 20, 2013 – 70 5th and 6th grade students; four teachers from Red Rock Central School and Bruce Vincent, Executive Director of Provider Pals spend a couple of hours learning about ethanol and distiller production and getting a tour of the Highwater Ethanol facility.



The opportunity for the kids was made possible by Provider Pals and sponsored by the MN Soybean Research and Promotion Council and the MN Pork Board. Provider Pals is a cultural exchange program that links urban classrooms, rural classrooms and the people who get their hands dirty every day – farmers, ranchers, miners, loggers, oil field workers, commercial fishermen, and others who provide the basics of everyday life. These diverse cultures join together to teach each other about their very different ways of life and to address the fundamental question "Where does my stuff come from?"



CEO Kletscher, who spoke to the students and gave one of the tours, commented that "We were excited to have the kids here and share with them how ethanol and the distillers are made. We always look forward to sharing the ethanol story and look forward to having the opportunity to do this again in the future."

To learn more about Provider Pals visit their website at www.providerpals.com

This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as "may," "will," "should," "anticipate," "believe," "expect," "plan," "future," "intend," "could," "estimate," "predict," "hope," "potential," "continue," or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission ("SEC").

Changes in our business strategy, capital improvements or development plans; Changes in plant production capacity or technical difficulties in operating the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or automobile industries; Changes in the availability and price of natural gas and corn, and the market for ethanol and distillers grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; Competition in the ethanol industry and from alternative fuel additives; Lack of transportation, storage and blending infrastructure preventing ethanol from reaching high demand markets; Volatile commodity and financial markets; and the results of our hedging transactions and other risk management strategies.

Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.

Continued from Page 1

	How we are operating	Guarantee
Denatured ethanol per bushels	2.881	2.8
Electricity Kw hours used per gallon	.648	.75
Natural Gas BTU used per gallon	24,546 btu	34,000 btu
Gallon of water used per gallon produced	2.15	no guarantee projected 3 – 4

These efficiency numbers have remain stable and we believe that they will continue to remain stable. The quality of corn that is grown in this region in 2012 and the continued plant efficiencies along with excellent employees have allowed your facility to become one of the most efficient facilities in the ethanol industry. We believe that these efficiencies will provide for future benefits for our investor owners.

At the 2nd quarter ended April 30, 2013, Highwater Ethanol showed net income of $770,314.00. As all of you know, we are unable to release any preliminary financial information for the current quarter. However, I can tell you that the trends we saw in the 2nd Quarter have so far continued into the 3rd Quarter. Your management team and Highwater Ethanol Board of Governors continue to remain focused on debt reduction. We believe this focus will allow Highwater Ethanol to remain competitive for years to come.

Please make sure you check out the Highwater Ethanol website at highwaterethanol.com where we have the latest in the ethanol industry, market updates and weather available for you.

As I have stated in prior new letters the ethanol industry is a maturing industry and will continue to have its growing pains. We at Highwater Ethanol are doing our best for you to ensure that we are ready for the future whatever it brings.

Highwater Ethanol and Butamax: As all of you know a Letter of Intent was signed with Butamax in order to explore the potential for an arrangement with Butamax. Our strategy: Highwater Ethanol believes this may fit well into our long term plan as it is expected to offer the opportunity to be on the cutting edge of advance biofuels production. The production of biobutanol is expected to allow operations to remain consistent with our business model and to produce a renewable biofuels with the efficiencies on which we currently pride our ethanol production on. These efficiencies are expected to allow Highwater Ethanol the opportunity that every facility looks for in the production of biofuels. We believe biobutanol production will enhance the biofuels industry as it fits very well with ethanol production.

We will be working with Butamax towards the development of a mutually acceptable agreement in the next year. Our goal is to have the cost of manufacture competitive to ethanol on an energy equivalent basis and more importantly, provide sustainable improvement to our margins.

If the definitive agreement can be worked out in the next year, the engineering is expected to occur in the balance of 2013 with a retrofit starting after that time. Butanol markets are currently in the chemical industry. However, testing has occurred to use butanol as a drop in fuel. The definitive agreement may also include an off take agreement assuring the end use of butanol.

Our Mission Statement: To successfully build and operate an ethanol facility, which will be profitable to our investor owners, while contributing to the economic growth in the region. Every time your Board of Governors this Mission Statement guides them. It also remains a focus of your management team. We will do our BEST to make you our member owners proud of Highwater Ethanol, LLC.

Our management team in place consist of ; Luke Schneider , CFO, Greg Bergeron, Plant Manager, Tom Streifel, Risk/Commodity Manager, Matt Lenning, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, Lab Manager and Shane Rasset, EHS Manager. We have positioned our team to be successful in the ethanol industry.
From our Board of Governors and the employees at Highwater Ethanol, LLC we wish everyone a safe summer and a successful harvest!

We will take care of the present as we focus on the FUTURE!

Brian Kletscher, CEO
Highwater Ethanol, LLC



HIGHWATER ETHANOL, LLC
24500 US HIGHWAY 14
PO BOX 96
LAMBERTON MN 56152

Have a great Summer from

Highwater Ethanol,

The Board of Directors,

Management and Staff.